EXHIBIT 99.1
JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Class A common stock of Central European Media Enterprises Ltd. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 18th day of December, 2009.

Media Pro Management S.A.

Date: December 18, 2009
By: /s/ Gheorghe Liviu
Name: Gheorghe Liviu
Title: General Manager

Media Pro B.V.

Date: December 18, 2009
By: /s/ Liliana Seastrom
Name: Liliana Seastrom
Title:

By: /s/ Adrian Sarbu
Name: Adrian Sarbu
Date: December 18, 2009